Equity Ownership Transfer Agreement

Party A：（First Transferor）：

Shareholders of Lingbao Yuxi Natural Gas Co., Ltd.：

Zhihe Zhang (99% ownership) and Lingjun Hu (1% ownership)

Household registered address：                       ID No.：

Household registered address：                       ID No.：

Party B：（Second Transferor）：Lingbao Yuxi Natural Gas Co., Ltd.

Address：

Legal representative：

Party C：（Transferee）：Xi’an Xilan Natural Gas Co., Ltd. (“Xilan”)

Address：19th Floor, Building B, Van Metropolis, Tang Yan Rd., Hi-tech Zone, Xi’an

Legal representatives：Qinan Ji

According to the Corporate Law of People’s Republic of China as well as other governing laws and regulations, based on the principle of equality and mutual benefit, Party A, B, and C have reached the following agreement (the “Agreement”) regarding the joint transfer by Party A and B of the entire equity ownership and the land use right in Lingbao Yuxi Natural Gas Co., Ltd. to Party C, Xi’an Xilan Natural Gas Co., Ltd. (the “Transfer”)

Article 1    Content of Transfer

1.1	Approved by Shareholder Meeting of Yuxi, Party A, Zhihe Zhang and Lingjun Hu, agree to transfer 99% and 1%, respectively, of their equity ownership in Yuxi to Xilan.

1.2
Party B agrees to transfer all assets of Yuxi to Xilan, including the land use right, and acknowledges the appraised book value of ￥152,068,900 of Yuxi based on the following exhibited appraisal reports (collectively, the “Appraisal Report”):

(1) “Summary of Asset Appraisal Results” in “Summary of Asset Appraisal Report for Equity Ownership Transfer of Lingbao Yuxi Natural Gas Co., Ltd.” (“Exhibit (1)”);

(2) Part 10 of “Asset Appraisal Report for Equity Ownership Transfer of Lingbao Yuxi Natural Gas Co., Ltd.”：the definition to “appraisal results”(Exhibit (2) );

(3) “Categorized Assets Appraisal Results” (Exhibit (3)).

1.3	Party B agrees to transfer the land ownership of 3.042 Mu (0.44 acre) of Yuxi and all local businesses’ exclusive operation right to Party C.

1.4
Party A simultaneously confirms that above-mentioned transfer excludes Yuxi’s total liability of ￥144,534,400 as defined in Exhibits (1), (2), and (3), which will be assumed by Party A on its own. Exhibit (3) of the Agreement exclusively defines the content and coverage of the liability.

Article 2    Transfer Price and Payment

The total price of transfer under Article 1 of this Agreement is RMB 134 million (“Transfer Compensation”), which will be paid to Party A by Party C according to the following schedule:

2.1	Party C will make the first payment of RMB 50 million to Party A within ten days of the signing date of this Agreement.

2.2	Party C will make the second payment of RMB 70 million to Party A after Party A and B complete the transfer of all tangible assets to Party C, subject to the inspection and acceptance by Party C.

2.3
Party C will make the third payment of RMB 14 million to party A after the consummation of change in equity ownership registration of Yuxi at regulatory government departments. In cases that the transferred assets is less in value than in the appraisal report, appropriate amounts should be deducted from the third payment subject to further negotiation between Party A, B and C. In cases that the deduction brings the third payment below zero, Party A and B agrees to return appropriate amount from previous payments, subject to further negotiation between Party A, B and C.

2.4
Party C will wire agreed payments to the bank account appointed by Party A. Party A will distribute the payment according to their respective equity ownership percentage. The accounts is: Industrial and Commercial Bank of China,  Sanmenxia Xiaoshan Ave. Branch, account holder: Sanmenxia Yuxi Investment Co., Ltd.; account number: 1713022909200034327

Article 3    Agreement Implementation

3.1
Within 3 days of the receipt of the first payment, Party A will transfer all equity ownership to Party C, and Party A and B will jointly, subject to the interpretation and definition of Exhibit (1), (2) and (3), transfer all assets and investment under Yuxi’s to Party C. Party A and B will simultaneously submit to Party C the following documents, including but no limited to: (1) Business License, Tax Registration Certificate, Organization Code Certificate (annual inspection passed); (2) Official seal, contract seal, treasury seal, bank account permit; (3) Accounting records, documents and statements, tax documents; (4) Major construction and engineering documents and blueprints will be based on the Appraisal Report; (5) Other documents Party B deems necessary. The transfer of all tangible assets is subject to inspection and acceptance of Party C, based on the Exhibit (1) (2) and (3) of the Appraisal Report. Party C will provide signature as acceptance upon complete of all necessary procedures.

3.2
Yuxi housing and land leases (collectively, the “Lease”). The lease period is 50 years for the land of 2.638 Mu (0.44 acre) with lease payment of RMB 4544 per year. The lease contract for the housing is 20 years with lease payment of RMB 22000 per year. Payments are made annually. Party C will be responsible for payments of the Lease starting 2009, and Party A have the responsibility to assist Party C to renew and sublet the Lease.

Article 4    Party B’s Debt and Liabilities

4.1
Party A certifies that it has provided all of Party B’s debt and liabilities (“Total Liability”) to Shaanxi Xinghua Fangzheng Asset Evaluation Co., Ltd. (“Xinghua”), the asset appraisal agency entrusted by Party C. Party A agrees to the appraisal results provided by Xinghua, attached here as Exhibit (1), (2) and (3). Party A hereby certifies that Party B does not have any other debt or liabilities besides the Total Liability, and there exist no other outstanding claims against Yuxi’s assets.

4.2
Party A hereby guarantees the repayment of the Total Liability, including the tax liabilities, as defined and interpreted in Exhibit (1), (2) and (3), before the consummation of the transfer as mandated in Article 3 of this Agreement. The Total Liability will be born jointly and exclusively by shareholders of Party A, Party C will not be liable for the Total Liability after the Transfer.

4.3	Party C will be responsible for all liabilities, including tax liabilities incurred after the change of equity ownership registration of Yuxi at regulatory government departments.

4.4
Party A hereby certifies that the equity ownership and the assets of Yuxi are not pledged in any form, and no other material fact exists that prevent the change of equity ownership registration. Party A will be responsible for the change in equity ownership registration and the documentation in shareholder record. Any liability resulted from disputes related to the equity ownership before the registration change will be born jointly and exclusively by shareholders of Party A; any liability resulted from disputes related to the equity ownership after the registration change will be born by Party C.

Article 5    Breach of Contract and Miscellaneous.

5.1
If the equity ownership registration change is not fulfilled due to Party A’s mistake, misstatement, omission, or any other material breach of contract, Party A will return all or part of the paid Transfer Compensation, together with funds equal 10% of the total Transfer Compensation, as penalty of breach of contract.

5.2	If Party C didn’t make the payments as mandated in this Agreement, Party A is entitled to 3‰ of the due amount each day as penalty of delayed payment.

5.3	The exhibits are an integral part of this Agreement and bears the same legal force as this Agreement.

5.4	In cases of force majeure, Parties to this Agreement have right to rescind the Agreement and their responsibilities under this Agreement discharged.

5.5	Any dispute over this Agreement will be negotiated by related parties, and any unsolved dispute will be ruled by the local government.

5.6
This Agreement becomes effective when signed by relating parties and when Party A provide the Shareholders Meeting Resolution. If any material matter is not covered in this Agreement, related parties will sign (a) further contract(s) as supplementary or superseding agreement governing this Transfer.

5.7	This Agreement has six duplicates with the same full legal force, three for Party A and three for Party C.

Party A: Shareholders of Lingbao Yuxi Natural Gas Co., Ltd.：

Zhihe Zhang（Signature）：	Dated：October 2, 2008

Lingjun Hu（Signature）：	Dated：October 2, 2008

Party B：Lingbao Yuxi Natural Gas Co., Ltd.

Legal Representatives（Signature）：

Company Seal：

Dated：October 2, 2008

Party C：Xi’an Xilan Natural Gas Co., Ltd.

Legal Representatives（Signature）：

Company Seal：

Dated：October 2, 2008